Exhibit 21.1

SUBSIDIARIES OF GATEWAY CASINOS & ENTERTAINMENT LIMITED

Entity	Jurisdiction
1144803 BC Ltd.	British Columbia
1144808 BC Ltd.	British Columbia
1144809 BC Ltd.	British Columbia
1182065 BC Ltd.	British Columbia
1182066 BC Ltd.	British Columbia
7588674 Canada Inc. (Canada)	Canada
0998282 BC Ltd.	British Columbia
Playtime Gaming Group Inc.	British Columbia
Abby Properties Ltd.	British Columbia
Gateway Casinos & Entertainment Ontario Limited	Ontario
1998720 Ontario Inc.	Ontario
2577682 Ontario Inc.	Ontario
Casino Rama Services Inc.	Ontario